Exhibit 10.3
EMPLOYEE MATTERS AGREEMENT
by and between
CABLEVISION SYSTEMS CORPORATION
and
AMC NETWORKS INC.

TABLE OF CONTENTS

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Exhibits
Exhibit A	CVC Health & Welfare Plans

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EMPLOYEE MATTERS AGREEMENT
     THIS EMPLOYEE MATTERS AGREEMENT (the “Agreement”), dated as of June _______, 2011, is by and between Cablevision Systems Corporation, a Delaware corporation (“CVC”), and AMC Networks Inc., a Delaware corporation and an indirect subsidiary of CVC (“AMC,” and, together with CVC, each, a “Party” and collectively, the “Parties”).
RECITALS
     WHEREAS, the Board of Directors of CVC has determined that it is in the best interests of CVC to separate the AMC Business and the CVC Business (each as defined herein) into two independent public companies, on the terms and subject to the conditions set forth in the Distribution Agreement (as defined below);
     WHEREAS, in order to effectuate the foregoing, CVC and AMC have entered into a Distribution Agreement, dated as of [_______, 2011], (the “Distribution Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the AMC Business shall be separated from the CVC Business, and all of the issued and outstanding Class A Common Stock, par value $0.01 per share, of AMC and Class B Common Stock, par value $0.01 per share, of AMC (collectively, the “AMC Common Stock”) beneficially owned by CVC shall be distributed (the “Distribution”) on a pro rata basis to the holders of the issued and outstanding Class A Common Stock, par value $0.01 per share, of CVC and Class B Common Stock, par value $0.01 per share, of CVC (collectively, the “CVC Common Stock”); and
     WHEREAS, CVC and AMC have agreed to enter into this Agreement for the purposes of allocating Assets and Liabilities (each as defined herein) and setting forth certain responsibilities of each with respect to certain employee compensation and benefit plans, programs and arrangements, and certain employment matters between and among them.
     NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.
     “Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement, including all the exhibits hereto, and all amendments made hereto from time to time.

     “AMC” shall have the meaning ascribed thereto in the preamble to this Agreement.
     “AMC 401(k) Savings Plan” shall have the meaning ascribed thereto in Section 4.1(a) of this Agreement.
     “AMC Allocation” means the amount of assets of the CVC Cash Balance Pension Plan Trust allocated to AMC as of January 1, 2011 as determined in accordance with Section 3.2(b), for the purpose of calculating AMC’s payment to CVC for the unfunded account balances of AMC’s participants in the CVC Cash Balance Pension Plan.
     “AMC Actuary” means such actuarial firm as AMC may engage.
     “AMC Business” means all businesses and operations conducted by the AMC Group from time to time, whether prior to, at or after the Distribution Date, including the businesses and operations conducted by the AMC Group as more fully described in the AMC Information Statement and excluding the CVC Business.
     “AMC CIP” shall have the meaning ascribed thereto in Section 8.1(e)(i) of this Agreement.
     “AMC Common Stock” shall have the meaning ascribed thereto in the recitals to this Agreement.
     “AMC Dividend Shares” means shares of AMC Class A Common Stock issued as a dividend to the beneficial owners of CVC Restricted Stock in connection with the Distribution and subject to the same conditions and restrictions as the underlying CVC Restricted Stock.
     “AMC Employee” means any individual who, immediately following the Distribution Date, will be employed by AMC or any member of the AMC Group in a capacity considered by AMC to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).
     “AMC Excess Savings Plan” shall have the meaning ascribed thereto in Section 5.3(a) of this Agreement.
     “AMC Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.
     “AMC Group” means, as of the Distribution Date, AMC and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The AMC Group shall not include any member of the CVC Group.

     “AMC Health & Welfare Plans” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
     “AMC Information Statement” means the definitive information statement distributed to holders of CVC Common Stock in connection with the Distribution and filed with the SEC as Exhibit 99.1 to the Registration Statement or as an exhibit to a Form 8-K of AMC.
     “AMC Liabilities” means all Liabilities assumed or retained by any member of the AMC Group pursuant to this Agreement.
     “AMC Option” means an option to buy AMC Class A Common Stock granted pursuant to an AMC Share Plan and granted in connection with the Distribution.
     “AMC Participant” means any individual who, immediately following the Distribution Date, is an AMC Employee, a Former AMC Employee or a beneficiary, dependent, an alternate payee or surviving spouse of any of the foregoing.
     “AMC Plan” means any Plan sponsored, maintained or contributed to by any member of the AMC Group (other than any CVC Plan), including the AMC 401(k) Savings Plan, AMC Excess Savings Plan, AMC Share Plans, AMC Flexible Spending Accounts Plan and AMC Health & Welfare Plans.
     “AMC Retirement Plans” means, collectively, the AMC 401(k) Savings Plan and AMC Excess Savings Plan.
     “AMC SAR” means a stock appreciation right with respect to AMC Class A Common Stock granted pursuant to a AMC Share Plan in connection with the Distribution.
     “AMC Share Plan” means the AMC Employee Stock Plan, AMC Stock Plan For Non-Employee Directors and any stock plan or stock incentive arrangement, including equity award agreements, entered into by AMC in connection with the Distribution.
     “AMC Stock Investment Option” means the unitized stock fund investment option to be offered under the Cablevision 401(k) Savings Plan, with a value based on the value of AMC Class A Common Stock and the cash liquidity component, subject to the limitations set forth in Section 4.2(b).
     “AMC Transferee Employee” means any individual who transfers employment from CVC or any member of the CVC Group to AMC or any member of the AMC Group: (i) prior to the Distribution Date, if such transfer is made in contemplation of the Distribution; or (ii) after the Distribution Date.
     “Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

     “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
     “CVC” shall have the meaning ascribed thereto in the preamble to this Agreement.
     “CVC 401(k) Savings Plan” means the qualified defined contribution plan maintained by CVC and intended to satisfy the qualification requirements and other applicable provisions of the Code as well as the requirements of ERISA and all applicable subsequent legislation.
     “CVC Actuary” means the actuary regularly engaged by CVC for the purposes of providing actuarial services relative to the CVC Cash Balance Pension Plan.
     “CVC Allocation” means the amount of assets of the CVC Cash Balance Pension Plan Trust allocated to CVC as of January 1, 2011, as determined in accordance with Section 3.2(b) for the purpose of calculating AMC’s payment to CVC for the unfunded account balances of AMC’s participants in the CVC Cash Balance Pension Plan.
     “CVC Business” means all businesses and operations conducted by the CVC Group from time to time, whether prior to, at or after the Distribution Date, other than the AMC Business.
     “CVC Cash Balance Pension Plan” means the qualified defined benefit pension plan maintained by CVC and intended to satisfy the qualification requirements and other applicable provisions of the Code as well as the requirements of ERISA and all applicable subsequent legislation.
     “CVC Cash Balance Pension Plan Trust” means the trust maintained to pay benefits under the CVC Cash Balance Pension Plan.
     “CVC CIP” shall have the meaning ascribed thereto in Section 8.1(d)(i) of this Agreement.
     “CVC Common Stock” shall have the meaning ascribed thereto in the recitals to this Agreement.
     “CVC Director” means any individual who is a current or former director of CVC or any of its subsidiaries as of the Distribution Date.
     “CVC Employee” means any individual who, immediately following the Distribution Date, will be employed by CVC or any member of the CVC Group in a capacity considered by CVC to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).
     “CVC Excess Cash Balance Plan” means the non-qualified deferred compensation plan maintained by CVC for the purpose of permitting certain persons who participate in the CVC Cash Balance Pension Plan to receive benefits in excess of the limitations on benefits imposed by the Code.”
     “CVC Excess Savings Plan” means the non-qualified deferred compensation plan maintained by CVC for the purpose of permitting certain persons who participate in the CVC 401(k) Savings Plan to receive contributions equal to amounts in excess of the limitations on contributions imposed on defined contribution plans by the Code.
     “CVC Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.
     “CVC Group” means, as of the Distribution Date, CVC and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The CVC Group shall not include any member of the AMC Group.
     “CVC Health & Welfare Plans” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
     “CVC Liabilities” means all Liabilities assumed or retained by any member of the CVC Group pursuant to this Agreement.
     “CVC Long-Term Incentive Plan” means the Cablevision Long-Term Incentive Plan.
     “CVC Option” means an option to buy Cablevision Class A Common Stock granted pursuant to a CVC Share Plan (as adjusted for the Distribution) and outstanding as of the Distribution Date.
     “CVC Participant” means any individual who, immediately following the Distribution Date, is a CVC Employee, a Former CVC Employee or a CVC Director or a beneficiary, dependent, alternate payee or surviving spouse of any of the foregoing.
     “CVC Plan” means any Plan sponsored, maintained or contributed to by CVC or any of its Subsidiaries, including the Cablevision Cash Balance Pension Plan, Cablevision Excess Cash Balance Plan, Cablevision 401(k) Savings Plan, Cablevision Excess Savings Plan, CVC Share Plans, CVC Flexible Spending Accounts Plan, and CVC Health & Welfare Plans.
     “CVC Restricted Stock” means unvested restricted shares of Cablevision Class A Common Stock granted pursuant to a CVC Share Plan and outstanding as of the Distribution Date.

     “CVC Restricted Stock Agreement” means an agreement by and between CVC and a CVC Employee or an AMC Employee with respect to the grant of CVC Restricted Stock to such CVC Employee or AMC Employee.
     “CVC Retirement Plans” means, collectively, the CVC Cash Balance Pension Plan, CVC 401(k) Savings Plan, CVC Excess Cash Balance Plan and CVC Excess Savings Plan.
     “CVC RSU” means a restricted stock unit representing an unfunded and unsecured promise to deliver a share of CVC Class A Common Stock, or cash or other property equal in value to the share of CVC Class A Common Stock, that is granted pursuant to a CVC Share Plan and outstanding as of the Distribution Date.
     “CVC SAR” means a stock appreciation right with respect to CVC Class A Common Stock granted pursuant to a CVC Share Plan (as adjusted for the Distribution) and outstanding as of the Distribution Date.
     “CVC Share Plans” means, collectively, any stock option or stock incentive compensation plan or arrangement, including equity award agreements, maintained before the Distribution Date for employees, officers or non-employee directors of CVC or its Subsidiaries, as amended.
     “CVC Stock Investment Option” means the unitized stock fund investment option offered under the CVC 401(k) Savings Plan, with a value based on the value of CVC Common Stock and the cash liquidity component.
     “CVC Transferee Employee” means any individual who transfers employment from AMC or any member of the AMC Group to CVC or any member of the CVC Group: (i) prior to the Distribution Date, if such transfer is in contemplation of the Distribution; or (ii) after the Distribution Date.
     “Distribution” shall have the meaning ascribed thereto in the recitals to this Agreement, as the same is further described in the Distribution Agreement.
     “Distribution Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.
     “Distribution Date” shall have the meaning ascribed thereto in the Distribution Agreement.
     “DOL” means the U.S. Department of Labor.
     “Effective Date” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
     “Equity Compensation” means, collectively, the CVC Options, CVC Restricted Stock, CVC SARs, CVC RSUs, AMC Options, AMC SARs and AMC Dividend Shares.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “First Anniversary” shall have the meaning ascribed thereto in Section 2.3(b)(i) of this Agreement.
     “Former AMC Employee” means any former employee of any member of the AMC Group. Any individual who is an employee of any member of the CVC Group on the Distribution Date or a Former CVC Employee shall not be a Former AMC Employee.
     “Former CVC Employee” means any former employee of any member of the CVC Group. Any individual who is an employee of any member of the AMC Group on the Distribution Date or a Former AMC Employee shall not be a Former CVC Employee. For the avoidance of doubt, any employee or former employee of Madison Square Garden, Inc. or any of its Subsidiaries shall be considered a Former CVC Employee for all purposes of this Agreement.
     “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE, NASDAQ or other regulatory, administrative or governmental authority.
     “Group” means the AMC Group and/or the CVC Group, as the context requires.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
     “Information” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.
     “IRS” means the U.S. Internal Revenue Service.
     “Law” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the U.S., any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.
     “Liabilities” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a

Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators and costs related thereto or to the investigation or defense thereof.
     “Loss” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.
     “Minimum Standards” means Section 414(l) of the Code, including such provisions of ERISA as may be incorporated by reference therein, and regulations and other administrative guidance promulgated under Section 414(l) of the Code and provisions of ERISA incorporated therein.
     “NASDAQ” means The Nasdaq Stock Market, Inc.
     “NYSE” means the New York Stock Exchange, Inc.
     “Participating Company” means CVC and any Person (other than a natural person) participating in a CVC Plan.
     “Party” and “Parties” shall have the meanings ascribed thereto in the preamble to this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or governmental, or any agency or political subdivision thereof.
     “Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), entered into, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).
     “Subsidiary” has the same meaning as provided in the Distribution Agreement.
     “Transition Period” means, with respect to each CVC Plan in which any AMC Group member is a Participating Company, the period of time beginning on the Distribution Date and ending on the calendar day prior to the date AMC establishes a corresponding Plan and allows participation in such Plan.

     “Transition Period End Date” means December 31, 2011, except with respect to the CVC 401(k) Savings Plan and the CVC Excess Savings Plan, with respect to which the “Transition Period End Date” shall mean April 30, 2012, in each case as such date may be extended pursuant to Section 2.2 (a) herein.
     “U.S.” means the United States of America.
     Section 1.2 General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
ARTICLE II
GENERAL PRINCIPLES
     Section 2.1 Assumption and Retention of Liabilities; Related Assets.
     (a) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, CVC shall, or shall cause one or more members of the CVC Group to, assume or retain and CVC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all CVC Plans (provided that, as between CVC and AMC, AMC shall be responsible for certain of such Liabilities as set forth in Section 2.1(b) of this Agreement), (ii) all Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all CVC Participants and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the CVC Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the CVC Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the CVC Group, and (iii) any other Liabilities expressly assumed by or retained by CVC or any of its Subsidiaries under this Agreement. For purposes of clarification and the avoidance of doubt, (x) the Liabilities assumed or retained by the CVC Group as provided for in this Section 2.1(a) are intended to be CVC Liabilities as such term is defined in the Distribution Agreement, and (y) the Parties intend that such Liabilities assumed or retained by the CVC Group include the retirement benefits and health and welfare plan benefits under the CVC Plans for all CVC Participants.
     (b) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, AMC shall, or shall cause one or more members of the AMC Group to, assume or retain and AMC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all AMC Plans, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all AMC Participants and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the AMC Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the AMC Group), and (iii) any other Liabilities expressly assumed or retained by AMC or any of its Subsidiaries under this Agreement. For purposes of clarification and the avoidance of doubt, the Liabilities assumed or retained by the AMC Group as provided for in this Section 2.1(b) are intended to be AMC Liabilities as such term is defined in the Distribution Agreement.
     (c) For all purposes hereof (including without limitation Sections 2.1(a) and 2.1(b): (i) CVC Transferee Employees who transfer to CVC after the Distribution Date shall be deemed to be AMC Participants for all dates prior to the date of transfer and CVC Participants for all dates on or after the date of transfer; and (ii) AMC Transferee Employees who transfer to AMC after the Distribution Date shall be deemed to be CVC Participants for all dates prior to the date of transfer and AMC Participants for all dates on or after the date of transfer.
     (d) From time to time after the Distribution, AMC shall promptly reimburse CVC, upon CVC’s presentation of such substantiating documentation as AMC shall reasonably request, for the cost of any Liabilities satisfied by CVC or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of AMC or any of its Subsidiaries. Where applicable, such payment shall be calculated in a manner consistent with past practice.
     (e) From time to time after the Distribution, CVC shall promptly reimburse AMC, upon AMC’s presentation of such substantiating documentation as CVC shall reasonably request, for the cost of any Liabilities satisfied by AMC or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of CVC or any of its Subsidiaries.
     Section 2.2 AMC Participation in CVC Plans.
     (a) During the Transition Period. Except for the CVC Plans described in Articles III, VII and VIII herein, until the Transition Period End Date, AMC and each member of the AMC Group that presently participates in a particular CVC Plan may continue to be a Participating Company in such CVC Plan, and CVC and AMC shall take all necessary action to effectuate each such continuation. AMC and each member of the AMC Group shall pay CVC for any AMC Employee or Former AMC Employee’s participation in the CVC Plans. Any such payment shall be calculated in a manner consistent with past practice. The Transition Period with respect to any CVC Plan may be extended if requested by AMC on written notice delivered at least 90 days prior to the Transition Period End Date and consented to by CVC, such consent not to be unreasonably withheld.
     (b) After the Transition Period. Except as otherwise expressly provided for in this Agreement, effective as of the Transition Period End Date, AMC and each member of the AMC

Group shall cease to be a Participating Company in the corresponding CVC Plan, and CVC and AMC shall take all necessary action to effectuate each such cessation.
     Section 2.3 Service Recognition.
     (a) Pre-Distribution Service Credit. AMC shall give each AMC Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any AMC Plan for such AMC Participant’s service with any member of the CVC Group prior to the Distribution Date to the same extent such service was recognized by the corresponding CVC Plans immediately prior to the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.
     (b) Post-Distribution Service Crediting for the CVC Retirement Plans and AMC Retirement Plans. Each of CVC and AMC (acting directly or through their respective Subsidiaries) shall cause each of the CVC Retirement Plans and the AMC Retirement Plans, respectively, to provide the following service crediting rules effective as of the Distribution Date:
     (i) If a CVC Employee who participates in, or is eligible to participate but as of the one-year anniversary of the Distribution Date (the “First Anniversary”) is not participating in, any of the CVC Retirement Plans becomes an AMC Transferee Employee on or after the Distribution Date, but on or before the First Anniversary, and such CVC Employee has been continuously employed by the CVC Group from the Distribution Date through the date such CVC Employee becomes an AMC Transferee Employee, then such CVC Employee’s service with the CVC Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the corresponding AMC Retirement Plans, in each case to the same extent as such CVC Employee’s service with the CVC Group was recognized under the corresponding CVC Retirement Plans; provided, however, that if at the time of such transfer the Transition Period with respect to any such AMC Retirement Plan has not yet ended in accordance with the terms hereof, then such AMC Transferee Employee shall continue to participate, or be eligible to participate, in the corresponding CVC Retirement Plan until the end of such Transition Period and the foregoing provisions of this Section 2.3(b)(i) shall be applicable at the time of effectiveness of the applicable AMC Retirement Plan.
     (ii) If an AMC Employee who participates in, or is eligible to participate but as of the First Anniversary is not participating in any of the AMC Retirement Plans becomes a CVC Transferee Employee on or after the Distribution Date but on or before the First Anniversary and such AMC Employee is continuously employed by the AMC Group from the Distribution Date through the date such AMC Employee becomes a CVC Transferee Employee, then such AMC Employee’s service with the AMC Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the corresponding CVC Retirement Plans, in each case to the same extent as such AMC Employee’s service with the AMC Group was recognized under the corresponding AMC Retirement Plans.
     (iii) Notwithstanding anything in this Agreement to the contrary, the employment service with the CVC Group or the AMC Group shall not be double counted or result in duplicative benefits or service crediting under any CVC or AMC Retirement Plan.
     (c) Post-Distribution Service Crediting for the CVC and AMC Health & Welfare Plans.
     (i) If a CVC Employee who participates in any of the CVC Health & Welfare Plans becomes an AMC Transferee Employee on or after the Distribution Date, but on or before the First Anniversary, and such CVC Employee has been continuously employed by the CVC Group from the Distribution Date through the date such CVC Employee becomes an AMC Transferee Employee, then such CVC Employee’s service with the CVC Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding AMC Health & Welfare Plans, in each case to the same extent as such CVC Employee’s service with the CVC Group was recognized under the corresponding CVC Health & Welfare Plan; provided, however, that if at the time of such transfer the Transition Period with respect to any such AMC Health & Welfare Plan has not yet ended in accordance with the terms hereof, then such AMC Transferee Employee shall continue to participate in the corresponding CVC Health & Welfare Plan until the end of such Transition Period and the foregoing provisions of this Section 2.3(c)(i) shall be applicable at the time of effectiveness of the applicable Health & Welfare Plan.
     (ii) If an AMC Employee who participates in any of the AMC Health & Welfare Plans becomes a CVC Transferee Employee on or after the Distribution Date, but on or before the First Anniversary, and such AMC Employee has been continuously employed by the AMC Group from the Distribution Date through the date such AMC Employee becomes a CVC Transferee Employee, then such AMC Employee’s service with the AMC Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding CVC Health & Welfare Plans, in each case to the same extent as such AMC Employee’s service with the AMC Group was recognized under the corresponding AMC Health & Welfare Plans.
ARTICLE III
U.S. QUALIFIED DEFINED BENEFIT PLAN
     Section 3.1 Cash Balance Pension Plan.
     (a) Effective as of the later of the Distribution Date or June 20, 2011, AMC Participants will cease to accrue further benefits under the CVC Cash Balance Pension Plan, and CVC and AMC shall take all necessary action to effectuate such cessation.

     (b) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, CVC shall, or shall cause one or more members of the CVC Group to, assume or retain and CVC hereby agrees to pay, perform, fulfill and discharge, in due course in full all Liabilities under the CVC Cash Balance Pension Plan. AMC shall pay to CVC an amount in respect of the unfunded liability attributable to AMC Participants in the CVC Cash Balance Pension Plan as provided in Section 3.2(e).
     Section 3.2 Treatment of Assets and Liabilities
     (a) Valuation of AMC Accrued Benefit Obligation.
     (i) The CVC Actuary shall determine the following:
     (A) The total accrued benefit obligation as of January 1, 2011 of the CVC Cash Balance Pension Plan taking into account all participants; and
     (B) The total accrued benefit obligation as of January 1, 2011, of the CVC Cash Balance Pension Plan taking into account only the AMC Participants.
          The accrued benefits determined in accordance with this Section 3.2(a) shall be allocated to the priority categories established under Section 4044 of ERISA, in accordance with the requirements of Section 414(l) of the Code and the regulations thereunder. The actuarial assumptions and methods used to determine the accrued benefit obligations described in subparagraphs (i)(A) and (i)(B) above shall be those described in ERISA Section 4044 and the regulations thereunder. Specifically, PBGC assumptions as of January 1, 2011, as described in Reg. §1.414(l)-1(b)(5)(ii) shall be used.
     (ii) The accrued benefit obligations described in subparagraphs (i)(A) and (i)(B) above shall be determined using the same data used to determine the funding target, within the meaning of Section 430(d)(1) of the Code and the regulations thereunder, as of January 1, 2011.
     (iii) Upon completion, the CVC Actuary’s determinations shall be presented for review and acceptance pursuant to and in accordance with Section 3.2(c) below.
     (b) Allocation of Assets.
          (i) The CVC Actuary shall determine:
          (A) The AMC Allocation, which shall be determined taking into account only the CVC Cash Balance Pension Plan Liability of AMC Participants; and
          (B) The CVC Allocation, which shall be determined taking into account only the CVC Cash Balance Pension Plan Liability of all participants other than AMC Participants.

     (ii) In making the foregoing determinations, the CVC Actuary shall apply the Minimum Standards, so that the AMC Allocation and the CVC Allocation shall each comply with the regulations under Section 414(l) of the Code, and the AMC Allocation shall not exceed the amount required to comply with the Minimum Standards.
     (c) Final Asset Calculation.
     (i) The AMC Allocation as determined in Section 3.2(b) above shall be adjusted as follows:
     (A) Increased or decreased to reflect a proportional amount of investment gains or losses from January 1, 2011 to the last day of the month of the Distribution Date; and
     (B) Decreased by the full amount of benefits paid to or in connection with AMC Participants by the CVC Cash Balance Pension Plan during the period from January 1, 2011 to the last day of the month of the Distribution Date; and
     (C) Increased by the vested account balances for employees who transfer from CVC to AMC during the period from January 1, 2011 to the last day of the month of the Distribution Date;
     (D) Decreased by the vested account balances for employees who transfer from AMC to CVC during the period from January 1, 2011 to the last day of the month of the Distribution Date; and
     (E) Decreased by the amount of any administrative expenses paid or accrued by the CVC Cash Balance Pension Plan Trust on behalf of AMC Participants during the period from January 1, 2011 to the last day of the month of the Distribution Date.
     (d) Review Procedure.
     (i) The CVC Actuary shall provide its final determinations under Section 3.2(a), (b) and (c) as soon as practicable after the Distribution Date in writing to CVC, AMC and the AMC Actuary. Unless otherwise mutually agreed by CVC and AMC, AMC and the AMC Actuary shall have a period of 90 days from the date of delivery of the CVC Actuary’s final determinations to review such determinations, and, during such time, CVC and the CVC Actuary shall make available such additional related information and analysis as AMC may reasonably request.
     (ii) If AMC does not object to the CVC Actuary’s final determinations under Section 3.2 (a), (b) and (c) above within 90 days of provision of such determinations, then the valuation of Liabilities and allocation of assets shall be final and binding upon the parties.
(iii)	If AMC objects, in whole or in part, to any or all of the CVC Actuary’s final determinations under Section 3.2 (a), (b) and (c) above, CVC and AMC shall engage in good-faith negotiations to resolve the objection or objections. If any objections cannot be resolved, the parties shall cooperate to hire an independent actuary who will make a final determination on the objections presented. The fees and expenses of the independent actuary shall be borne equally between the parties.

     (e) AMC Payment to CVC. Upon agreement of all calculations, pursuant to Section 3.2(d) above, between CVC and AMC, AMC will promptly provide payment to CVC of an amount equal to:
     (i) The total CVC Cash Balance Pension Plan account balances for AMC Participants determined as of the last day of the month of the Distribution Date, minus
     (ii) AMC Allocation of Assets as of the last day of the month of the Distribution Date as determined in accordance with Sections 3.2(c), minus
     (iii) Any payments AMC remits or has an obligation to remit to CVC for AMC’s participation during 2011 in the CVC Cash Balance Pension Plan.
     Section 3.3 Separation from Service. The transactions provided for under the Distribution Agreement shall constitute a separation from service or a termination of employment for AMC Participants under the CVC Cash Balance Pension Plan and CVC shall provide that distribution of retirement benefits shall be made to any AMC Employee who requests such distribution on account of these transactions.
ARTICLE IV
U.S. QUALIFIED DEFINED CONTRIBUTION PLANS
     Section 4.1 The AMC 401(k) Savings Plan.
     (a) Establishment of the AMC 401(k) Savings Plan. Effective as of the day following the Transition Period End Date for the CVC 401(k) Savings Plan, AMC shall establish a defined contribution plan and trust for the benefit of AMC Participants (the “AMC 401(k) Savings Plan”) who immediately prior to the day following such Transition Period End Date were participants in, or entitled to, future benefits under the CVC 401(k) Savings Plan. AMC shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the AMC 401(k) Savings Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Notwithstanding the above, until the Transition Period End Date, all benefits payable to AMC Participants shall be paid from the CVC 401(k) Savings Plan and AMC will continue to withhold AMC Employee contributions, and fund matching contributions for AMC Employees and pay CVC the administrative and other expenses for the payment of such benefits. Any such payments shall be calculated in a manner consistent with past practice.
     (b) Transfer of CVC 401(k) Savings Plan Assets. As soon as reasonably practicable following the Transition Period End Date, (i) CVC shall cause the accounts (including any outstanding loan balances and forfeitures) in the CVC 401(k) Savings Plan attributable to AMC Participants and all of the Assets in the CVC 401(k) Savings Plan related thereto to be transferred to the AMC 401(k) Savings Plan, and (ii) AMC shall cause the AMC 401(k) Savings Plan to accept such transfer of accounts and underlying Assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all Liabilities of the CVC 401(k) Savings Plan relating to the accounts of AMC Participants as of the day following such

Transition Period End Date. The transfer of Assets shall be conducted in accordance with Sections 414(l) of the Code and the regulations thereunder.
     (c) Continuation of Elections. As of the effective date of the AMC 401(k) Savings Plan, AMC (acting directly or through its Subsidiaries) shall cause the AMC 401(k) Savings Plan to recognize and maintain all elections, including deferral and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to AMC Participants under the CVC 401(k) Savings Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation was made under the CVC 401(k) Savings Plan.
     Section 4.2 Stock Investment Options.
     (a) No deferrals, employee contributions, employer contributions or exchanges into the CVC Stock Investment Option shall be permitted to be made by AMC Participants following the Distribution Date.
     (b) The CVC 401(k) Savings Plan will be amended as of the Distribution Date to: (i) create an AMC Stock Investment Option; (ii) enable the AMC Stock Investment Option to receive shares of AMC Class A Common Stock to be distributed in the Distribution on behalf of CVC 401(k) Savings Plan participants; and (iii) provide that, following the Distribution, no new amounts may be contributed to an AMC Stock Investment Option, whether through employee contributions, employer contributions or exchanges.
ARTICLE V
NONQUALIFIED PLANS
     Section 5.1 Excess Cash Balance Pension Plan.
     (a) Effective as of the Distribution Date, AMC Participants will cease participation in the CVC Excess Cash Balance Plan, and CVC and AMC shall take all necessary action to effectuate such cessation.
     (b) As of the Distribution Date, AMC shall assume the Liabilities of the CVC Excess Cash Balance Plan relating to AMC Participants. Such Liabilities relating to AMC Participants will be transferred to the CVC Excess Savings Plan and assumed by AMC as of the Distribution Date. CVC will pay to AMC, as soon as practicable after the Distribution Date, an amount equal to CVC’s good faith estimate of the amount paid by AMC to CVC for the pension expense accrued under the CVC Excess Cash Balance Plan (less payments made directly to former participants) during the period from January 1, 2001 through the Distribution Date.
     Section 5.2 No Separation from Service. The transactions provided for under the Distribution Agreement shall not constitute a separation from service or a termination of employment under the CVC Excess Cash Balance Plan and no distribution of retirement benefits shall be made to any AMC Employee on account of these transactions.

     Section 5.3 Excess Savings Plan.
     (a) Establishment of the AMC Excess Savings Plan. Effective as of the day following the Transition Period End Date for the CVC Excess Savings Plan, AMC shall establish a defined contribution plan for the benefit of AMC Participants (the “AMC Excess Savings Plan”) who immediately prior to the day following such Transition Period End Date were participants in, or entitled to, future benefits under the CVC Excess Savings Plan. Until the Transition Period End Date, AMC will withhold AMC Employee contributions, track matching contributions for AMC Employees and AMC will pay CVC the administrative and other expenses for the payment of such benefits. Any such payment shall be calculated in a manner consistent with past practice.
     (b) Transfer of CVC Excess Savings Plan Accounts. As soon as reasonably practicable following the Transition Period End Date, CVC shall cause the accounts in the CVC Excess Savings Plan (including, without limitation, the amounts transferred to the CVC Excess Savings Plan pursuant to Section 5.1(b) hereof) attributable to AMC Participants to be transferred to the AMC Excess Savings Plan and AMC shall cause the AMC Excess Savings Plan to accept such transfer of accounts and to assume and to fully perform, pay and discharge all Liabilities of the CVC Excess Savings Plan relating to the accounts of AMC Participants as of the day following such Transition Period End Date.
     (c) Continuation of Elections. As of the effective date of the AMC Excess Savings Plan, AMC (acting directly or through its Subsidiaries) shall cause the AMC Excess Savings Plan to recognize and maintain all elections, including deferral elections and beneficiary designations with respect to AMC Participants under the CVC Excess Savings Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation was made under the AMC Excess Savings Plan.
     Section 5.4 Excess Savings Plan Payment. The Parties agree that, as soon as practicable after the Distribution Date, CVC will pay to AMC the total of the account balances of all AMC Participants in the CVC Excess Savings Plan as of the Distribution Date, excluding the balances associated with any amounts transferred from the CVC Excess Pension Plan in accordance with Section 5.1(b) above.
     Section 5.5 No Separation from Service. The transactions provided for under the Distribution Agreement shall not constitute a separation from service or a termination of employment under the CVC Excess Savings Plan or the AMC Excess Savings Plan and shall provide that no distribution of retirement benefits shall be made to any AMC Employee on account of these transactions.
     Section 5.6 Transferred Employees. Individuals who become AMC Transferee Employees between the Distribution Date and the First Anniversary will not be eligible for an immediate distribution of their account balance from the CVC Excess Pension Plan or the CVC Excess Savings Plan. Any such account balance in the CVC Excess Pension Plan and/or CVC Excess Savings Plan relating to AMC Participants shall be transferred to the CVC Excess

Savings Plan or, if subsequent to the Transition Period End Date, the AMC Excess Savings Plan. CVC shall pay AMC an amount equal to the CVC Excess Pension Plan vested account balance and/or CVC Excess Savings Plan vested account balance of the AMC Transferee Employees as of the transfer date within 60 days of the transfer date. Individuals who become CVC Transferee Employees between the Distribution Date and the First Anniversary will not be eligible for an immediate distribution of their account balance from the CVC Excess Savings Plan or the AMC Excess Savings Plan, if applicable. Any such account balance in the AMC Excess Savings Plan, if applicable, relating to CVC Participants shall be transferred to the CVC Excess Savings Plan. AMC shall pay CVC an amount equal to the CVC Excess Savings Plan vested account balance or the AMC Excess Savings Plan vested account balance, if applicable of the CVC Transferee Employees as of the transfer date within 60 days of the transfer date.
ARTICLE VI
U.S. HEALTH AND WELFARE PLANS
     Section 6.1 Health and Welfare Plans Maintained by CVC Prior to the Distribution Date.
     (a) Establishment of the AMC Health & Welfare Plans. CVC or one or more of its Subsidiaries maintain each of the health and welfare plans set forth on Exhibit A attached hereto (the “CVC Health & Welfare Plans”) for the benefit of eligible CVC Participants and AMC Participants. Effective as of January 1, 2012, or if later, the applicable Transition Period End Date (the “Effective Date”), AMC shall, or shall cause one of its Subsidiaries to, adopt corresponding or substantially similar health and welfare plans for the benefit of eligible AMC Participants (collectively, the “AMC Health & Welfare Plans”).
     (b) Terms of Participation in AMC Health & Welfare Plans. AMC (acting directly or through its Subsidiaries) shall cause all AMC Health & Welfare Plans, if applicable, to (i) waive all limitations as to pre-existing conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to AMC Participants, other than limitations that were in effect with respect to AMC Participants immediately prior to the Effective Date, (ii) provide credit for any deductible, out-of-pocket maximum, and co-payment incurred by AMC Participants under the CVC Health & Welfare Plans in which they participated immediately prior to the Effective Date, in satisfying any applicable deductible or out-of-pocket requirements under any AMC Health & Welfare Plans during the same plan year in which such deductible, out-of-pocket maximums and co-payments were made, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an AMC Participant immediately prior to the Effective Date to the extent such AMC Participant had satisfied any similar limitation under the analogous CVC Health & Welfare Plan, and (iv) in the case of self-insured AMC Health & Welfare Plans, provide credit for all benefits paid to AMC Participants under the CVC Health & Welfare Plans for purposes of determining when such persons have reached their annual and lifetime maximums under the AMC Health & Welfare Plan. Notwithstanding the foregoing, in the event that any AMC Participant is confined to a facility for treatment as of the Effective Date, such persons nevertheless shall become covered under AMC Health & Welfare Plans as of such date, and shall cease being covered under CVC Health & Welfare Plans as of such date.

     (c) Post-Distribution Employee Transfers. Notwithstanding anything herein to the contrary, with respect to any CVC Employee who becomes an AMC Transferee Employee during the period from the Transition Period End Date until the First Anniversary, AMC shall cause the AMC Health & Welfare Plans to (i) waive all limitations as to pre-existing conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to such individual, other than limitations that were in effect with respect to AMC Participants at the time of the individual’s transfer, (ii) provide credit for any deductible, out-of-pocket maximum, and co-payment incurred by such individual under the CVC Health & Welfare Plans in which he or she participated immediately prior to the transfer, in satisfying any applicable deductible or out-of-pocket requirements under any AMC Health & Welfare Plans during the same plan year in which such deductible, out-of-pocket maximums and co-payments were made, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to the individual immediately prior to the transfer to the extent such individual had satisfied any similar limitation under the analogous CVC Health & Welfare Plan, and (iv) provide credit for all benefits paid to the individual under the CVC Health & Welfare Plans for purposes of determining when such individual has reached his or her annual and lifetime maximums under the analogous AMC Health & Welfare Plans; provided, however, that if at the time of such transfer the Transition Period with respect to any such AMC Health & Welfare Plan has not yet ended in accordance with the terms hereof, then such AMC Transferee Employee shall continue to participate in the corresponding CVC Health & Welfare Plan until the end of such Transition Period and the foregoing provisions of this Section 6.1(c) shall be applicable at the time of effectiveness of the applicable AMC Retirement Plan. With respect to any AMC Employee who becomes a CVC Transferee Employee during the period from the Transition Period End Date until the First Anniversary, CVC shall cause the CVC Health & Welfare Plans to (i) waive all limitations as to pre-existing conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to such individual, other than limitations that were in effect with respect to CVC Participants at the time of the individual’s transfer, (ii) provide credit for any deductible, out-of-pocket maximum, and co-payment incurred by such individual under the AMC Health & Welfare Plans in which he or she participated immediately prior to the transfer, in satisfying any applicable deductible or out-of-pocket requirements under any CVC Health & Welfare Plans during the same plan year in which such deductible, out-of-pocket maximums and co-payments were made, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to the individual immediately prior to the transfer to the extent such individual had satisfied any similar limitation under the analogous AMC Health & Welfare Plan, and (iv) provide credit for all benefits paid to the individual under the AMC Health & Welfare Plans for purposes of determining when such individual has reached his or her annual and lifetime maximums under the analogous CVC Health & Welfare Plans.
     Section 6.2 Flexible Spending Accounts Plan. As of the Effective Date, AMC (acting directly or through its Subsidiaries) shall establish a flexible spending accounts plan (the “AMC Flexible Spending Accounts Plan”) with features that are comparable to those contained in the flexible spending accounts plan maintained by CVC for the benefit of AMC Participants immediately prior to the Effective Date (the “CVC Flexible Spending Accounts Plan”). Following the Effective Date, AMC Participants in the CVC Flexible Spending Accounts Plan for the 2011 plan year may submit, for reimbursement in accordance with the CVC Flexible

Spending Accounts Plan, claims for health costs incurred during the 2011 plan year and any applicable grace period thereafter, and CVC shall be responsible for the payment of such claims. AMC shall be entitled to retain the net positive balance, if any, of the AMC Participants’ flexible spending accounts from the Transition Period End Date. AMC shall pay to CVC the net negative balance, if any, of the AMC Participants’ flexible spending accounts from the 2011 plan year. As of the Effective Date, AMC shall be responsible for administering all reimbursement claims of AMC Participants under the AMC Flexible Spending Account Plan.
     Section 6.3 Legal Plan. Any case initiated by an AMC Participant under the Cablevision Group Legal Plan prior to the Effective Date will continue under such plan until its completion regardless of whether the AMC Participant enrolls in the AMC Group Legal Plan after the Effective Date.
     Section 6.4 COBRA and HIPAA. As of the Effective Date, AMC (acting directly or through its Subsidiaries) shall assume, or shall have caused the AMC Health & Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to AMC Participants who, as of the day prior to the Effective Date, were covered under a CVC Health & Welfare Plan pursuant to COBRA or were eligible for COBRA under a CVC Health & Welfare Plan and incur any COBRA claims after the Effective Date. CVC shall be responsible for the claims incurred by AMC Participants prior to the Effective Date, regardless of whether payments for such claims are made or due after the Effective Date. CVC (acting directly or through its Subsidiaries) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the CVC Health & Welfare Plans with respect to AMC Participants for the period ending on the Effective Date. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the CVC Group to the AMC Group or directly from the AMC Group to the CVC Group that occur before the Effective Date shall constitute a COBRA “qualifying event” for purposes of COBRA.
     Section 6.5 Liabilities.
(a)	Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, CVC shall cause the CVC Health & Welfare Plans to fully perform, pay and discharge all claims of AMC Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date) for the CVC Health & Welfare Plans, and AMC shall cause the AMC Health & Welfare Plans to fully perform, pay and discharge all claims of AMC Participants that are incurred on or after the Effective Date. With respect to claims of AMC Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date) and paid by the CVC Health & Welfare Plans, AMC, as a Participating Company, shall pay CVC for any administrative or other expenses. Any such payments shall be calculated in a manner consistent with past practice.
     (i) Long-Term Disability. Any AMC Participant who is on long-term disability leave and receiving long-term disability benefits under the Cablevision Long Term Disability Plan as of the Effective Date shall continue to receive benefits under the Cablevision Long Term Disability Plan in accordance with the provisions of such Plan following the Effective Date.
     (ii) Cablevision Executive Life. Effective as of the Distribution Date, AMC shall assume responsibility for all Liabilities, and fully perform, pay or discharge all Liabilities when such Liabilities become due, relating to any payments of premiums with respect to the continued participation of AMC Employees, other than those employed by both CVC and AMC, who participate in the Cablevision Executive Life Insurance program, and CVC shall have no obligations with respect to any such payments.
     (b) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, except as otherwise provided herein, AMC (acting directly or through its Subsidiaries) shall cause the AMC Health & Welfare Plans to fully perform, pay and discharge all claims of AMC Participants after the Effective Date that are incurred on or after the Effective Date. AMC shall reimburse CVC for the administrative and other expenses related to self-insured benefit claims paid by the CVC Health & Welfare Plans or CVC that were incurred prior to the Effective Date (whether reported or unreported by the Effective Date). Any such payments shall be calculated in a manner consistent with past practice.
     (i) Short-Term Disability.
     (A) Any AMC Participant who is on short-term disability leave and receiving short-term disability benefits under the Cablevision Short-Term Disability Program as of the Effective Date shall continue to receive short-term disability benefits under the Cablevision Short-Term Disability Program. AMC, as a Participating Company, shall reimburse CVC for all administrative and other expenses paid by the Cablevision Short-Term Disability Program or CVC after the Effective Date. Any such payments shall be calculated in a manner consistent with past practice. AMC shall continue to pay any short-term disability benefits owed to an AMC Participant under the Cablevision Short-Term Disability Program, if and to the extent consistent with past practice.
     (B) Any AMC Participant who is on a short-term disability leave as of the Effective Date, and who but for the transactions contemplated under the Distribution Agreement would have become eligible for long-term disability benefits in accordance with the provisions of the Cablevision Long Term Disability Plan, will continue to be eligible for long-term disability benefits under the Cablevision Long Term Disability Plan.
     (c) Incurred Claim Definition. For purposes of this Section 6.5, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or

Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.
     Section 6.6 Time-Off Benefits. AMC shall credit each AMC Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such AMC Participant had with the CVC Group as of the Distribution Date or as of an employee’s transfer date for an individual who becomes an AMC Transferee Employee prior to the First Anniversary. CVC shall promptly reimburse AMC for the value of such transferred employee’s unused vacation time, sick time and other time-off benefits credited by AMC, up to the maximum payout amount for each such participant. CVC shall credit each CVC Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as of an employee’s transfer date for an individual who becomes a CVC Transferee Employee prior to the First Anniversary. AMC shall promptly reimburse CVC for the value of such transferred employee’s unused vacation time, sick time and other time-off benefits credited by CVC, up to the maximum payout amount for each such participant. Notwithstanding the above, AMC shall not be required to credit any AMC Participant and CVC shall not be required to credit any CVC Participant with any accrual to the extent that a benefit attributable to such vacation time, sick time or other time-off benefit is paid out by the CVC Group or AMC Group, respectively.
     Section 6.7 Severance Pay Plans. The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any AMC Participant for purposes of any policy, plan, program or agreement of CVC or AMC or any member of the CVC Group or AMC Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
ARTICLE VII
EQUITY COMPENSATION
     Section 7.1 Equity Compensation. The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith and act promptly to provide all information and take all other actions reasonably necessary or appropriate for the adjustment of the Equity Compensation under the CVC Share Plans, for the issuance of the Equity Compensation under the AMC Share Plans, and to coordinate the tax treatment of such Equity Compensation as set forth in this Article VII, all in a manner consistent with the resolutions adopted by the Cablevision Compensation Committee in connection with the Distribution, the provisions of the CVC Restricted Stock Agreements entered into in 2011 and the provisions of this Article VII.
     Section 7.2 Forfeiture of CVC Restricted Stock.
     (a) CVC Restricted Stock. If a holder of CVC Restricted Stock forfeits such restricted stock pursuant to the terms of the applicable CVC Restricted Stock Agreement, the parties shall ensure that the appropriate transfer agent promptly returns the forfeited stock to CVC. For the avoidance of doubt, forfeited CVC Restricted Stock held by an AMC Employee or Former AMC Employee shall be returned to CVC without any reimbursement by CVC to AMC for such forfeited restricted stock.
(b)	AMC Dividend Shares. If a holder of CVC Restricted Stock outstanding as of the Distribution Date forfeits such CVC Restricted Stock and therefore forfeits the accompanying AMC Dividend Shares, the parties shall ensure that the appropriate transfer agent returns the forfeited AMC Dividend Shares to AMC. For the avoidance of doubt, forfeited AMC Dividend Shares held by a CVC Employee or Former CVC Employee shall be delivered to AMC without any reimbursement by AMC to CVC for such forfeited AMC Dividend Shares.
     Section 7.3 Taxes and Withholding.
     (a) Options.
     (i) Exercise Price.
     (A) Upon the exercise of a CVC Option, whether by a CVC Employee, Former CVC Employee, AMC Employee or Former AMC Employee, the parties shall take steps to ensure that the applicable stock plan administrator delivers cash in an amount equal to the exercise price, rounded up to the nearest whole penny, to CVC, or, in the case of exercises by an AMC Employee or Former AMC Employee, to AMC, which shall promptly deliver such payment to CVC.
     (B) Upon the exercise of an AMC Option, whether by a CVC Employee, Former CVC Employee, AMC Employee or Former AMC Employee, the parties shall take steps to ensure that the applicable stock plan administrator delivers cash in an amount equal to the exercise price, rounded up to the nearest whole penny, to AMC, or, in the case of exercises by a CVC Employee or Former CVC Employee, to CVC, which shall promptly deliver such payment to AMC.
     (ii) Taxes.
     (A) Upon exercise of a CVC Option or AMC Option by any holder other than a CVC Director, the employer or former employer of such holder shall fund and be liable to the applicable Governmental Authority for any employer taxes.
     (B) Upon exercise of a CVC Option or AMC Option by any holder other than a CVC Director, the parties shall take steps to ensure that the applicable stock plan administrator sells CVC Common Stock or AMC Common Stock, as applicable, in an amount equal to the required withholding amount and remits such amount to the employer or former employer of such holder.

     (C) CVC will be responsible for any tax reporting obligations associated with any CVC Options outstanding as of the Distribution Date that are exercised by a CVC Director.
     (b) SARs.
     (i) Settlement.
     (A) As of the Distribution Date, CVC shall be responsible for all Liabilities under CVC SARs and AMC SARs held by CVC Employees or Former CVC Employees. CVC shall settle such CVC SARs or AMC SARs upon vesting.
     (B) As of the Distribution Date, AMC shall assume responsibility for all Liabilities under CVC SARs and AMC SARs held by AMC Employees or Former AMC Employees. AMC shall settle such CVC SARs and AMC SARs upon vesting.
     (ii) Taxes.
     (A) Upon exercise of a CVC SAR or AMC SAR by any holder, the employer or former employer of such holder shall fund and be liable to the applicable Governmental Authority for any employer taxes.
     (B) Upon exercise of a CVC SAR or AMC SAR by any holder, the parties shall take steps to ensure that the applicable stock plan administrator delivers the applicable withholding amount to the employer or former employer of such holder.
     (c) Restricted Stock.
          (i) CVC Restricted Stock. Upon vesting of CVC Restricted Stock with respect to any holder, CVC will net share settle such restricted stock. If the holder is an AMC Employee or Former AMC Employee, CVC will cause the cash payments associated with the net settlement to be delivered promptly to AMC in order for AMC to satisfy the associated employee withholding obligation. The employer or former employer of the holder shall fund and be liable to the applicable Governmental Authority for any employer taxes with respect to the CVC Restricted Stock.
          (ii) AMC Dividend Shares. Upon vesting of CVC Restricted Stock with respect to any holder, AMC will net share settle the associated AMC Dividend Shares. If the holder is a CVC Employee or Former CVC Employee, AMC will cause the cash payments associated with the net settlement to be delivered promptly to CVC in order for CVC to satisfy the associated employee withholding obligation. The employer or former employer of the holder shall fund and be liable to the applicable Governmental Authority for any employer taxes with respect to the AMC Dividend Shares.

     (d) Dividends Payable on Options, SARs or Restricted Stock.
     (i) CVC shall fund any accrued dividends with respect to CVC Options, CVC SARs or CVC Restricted Stock. CVC shall fund any dividends accrued as of the Distribution Date with respect to AMC Options or AMC SARs. To the extent a holder is an AMC Employee or Former AMC Employee, CVC shall be responsible for remitting to AMC the amount of such dividends, and AMC shall be responsible for collecting any applicable employee withholding tax amounts with respect to such dividends.
     (ii) For dividends accrued with respect to CVC Options, CVC SARs, AMC Options, AMC SARs or CVC Restricted Stock, the employer or former employer of the holder shall fund and be liable to the applicable Governmental Authority for any employer taxes.
     (e) Restricted Stock Units.
     (i) Settlement. As of the Distribution Date, CVC shall be responsible for all Liabilities under CVC RSUs that are outstanding as of the Distribution Date and held by CVC Directors. CVC shall settle, and satisfy any dividend obligations with respect to, such CVC RSUs in accordance with the terms of the Cablevision Systems Corporation 2006 Stock Plan for Non-Employee Directors.
     (ii) Taxes. Upon settlement of any CVC RSU that is outstanding as of the Distribution Date and held by a CVC Director, CVC will be responsible for any associated tax reporting obligations.
     (f) Tax Deductions. With respect to the Equity Compensation held by individuals who are CVC Employees or CVC Directors at the time the Equity Compensation becomes taxable and individuals who are Former CVC Employees at such time, CVC shall claim any federal, state and/or local tax deductions after the Distribution Date, and AMC shall not claim such deductions. With respect to the Equity Compensation held by individuals who are employees of the AMC Group at the time the Equity Compensation becomes taxable and individuals who are Former AMC Employees at such time, AMC shall claim any federal, state and/or local tax deductions after the Distribution Date, and CVC shall not claim such deductions. If either CVC or AMC determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to CVC or AMC pursuant to this Section 7.3 will instead be available only to the other party (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both parties will negotiate in good faith to resolve the issue in accordance with the following principle. The party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 7.3. Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.

     Section 7.4 Cooperation. In addition to any cooperation principles governed by Article X, if, after the Distribution Date, CVC or AMC identify an administrative error in the individuals identified as holding Equity Compensation, the amount of Equity Compensation so held, the vesting level of such Equity Compensation, or any other similar error, CVC and AMC shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and CVC and AMC in the position in which they would have been had the error not occurred. Each of the Parties shall establish an appropriate administration system in order to handle, in an orderly manner, exercises of CVC Options, AMC Options, CVC SARs and AMC SARs and the settlement of CVC Restricted Stock and AMC Dividend Shares. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records with respect to Equity Compensation are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Securities Exchange Act of 1934 and other applicable Laws.
     Section 7.5 SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the long-term incentive awards to the extent any such registration statement is required by applicable Law.
     Section 7.6 Savings Clause. The Parties hereby acknowledge that the provisions of this Article VII are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
ARTICLE VIII
ADDITIONAL COMPENSATION AND BENEFITS MATTERS
     Section 8.1 Cash Incentive Awards.
     (a) Cooperation.
     (i) In addition to the provisions of Section 10.1 and 10.2, the Parties shall use commercially reasonable efforts and shall cooperate in good faith and act promptly to provide all information and to take all other actions reasonably necessary or appropriate to achieve the treatment of annual or long-term cash incentive awards established under the 2006 Cablevision Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by CVC) or the CVC Long-Term Incentive Plan as approved by the Cablevision Compensation Committee prior to the Distribution in accordance with the terms of such Plans and the award agreements issued thereunder, including as set forth in this Section 8.1.
     (ii) CVC agrees to provide AMC, as of June 30, 2011, a statement of the then- currently accrued amount of long-term cash incentive payments with respect to long-term cash incentive awards outstanding as of the Distribution Date, that are expected to be payable to AMC Participants. CVC will thereafter provide, on a quarterly basis, the anticipated payout percentage with respect to such awards.
     (b) Liability.
     (i) Effective as of the Distribution Date and subject to Section 8.2(c), AMC shall assume or retain, as applicable, responsibilities for all Liabilities, and fully perform, pay and discharge all Liabilities when such Liabilities become due, relating to any annual or long-term cash incentive awards, or portion of any such incentive awards, established under the 2006 Cablevision Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by CVC) or the CVC Long Term Incentive Plan that any AMC Participant is eligible to receive with respect to any performance period that ends on, before or after the Distribution Date and, effective as of the Distribution Date, CVC shall have no obligations with respect to any such incentive awards.
     (ii) CVC acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the CVC Group or AMC Group to any CVC Participant.
     (iii) AMC acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the CVC Group or AMC Group to any AMC Participant.
     (d) CVC Transferred Employees. Notwithstanding anything to the contrary herein, the following provisions shall apply with respect to any CVC Employee that becomes an AMC Transferee Employee on or after the Distribution Date (or in advance of the Distribution Date if such transfer was in connection with the Distribution) and before the First Anniversary:
     (i) CVC shall pay to AMC (A) any unpaid annual cash incentive award established under the 2006 Cablevision Cash Incentive Plan (the “CVC CIP”), or the comparable non-executive annual incentive plan maintained by CVC for the calendar year prior to the year in which the transfer occurs, and (B) a pro-rata portion of any annual cash incentive award established under the CVC CIP or the comparable non-executive annual incentive plan maintained by CVC for the calendar year in which the transfer occurs, based upon the number of days in the applicable calendar year prior to the transfer. Such amount shall be based on the then current annual target bonus of such employee as well as business unit performance as determined by the Compensation Committee of CVC in its sole discretion, but without adjustment for individual performance, and shall be payable to AMC promptly after the determination of such amounts by the Compensation Committee of CVC. AMC shall pay such amount to the applicable CVC Employees as soon as practicable after the receipt thereof.

     (ii) AMC shall provide any such CVC Employee with an annual cash incentive opportunity for the year in which such transfer occurs equal to that provided to similarly situated AMC Employees, calculated on a pro-rata basis based upon the number of days in the applicable calendar year on and after the transfer date. Such amount shall be payable at the time such annual incentive plan payments are paid to similarly-situated AMC Employees.
     (iii) CVC shall pay to AMC, on or after the date of transfer, the portion of any long-term cash-incentive award established under the CVC CIP that has been accrued but not yet been paid up to the date of transfer. AMC shall refund to CVC any portion of such amount to the extent it relates to an award that is ultimately forfeited by such employee without payment (such refund, if any, to occur promptly after a forfeiture of any such award).
     (e) AMC Transferred Employees. Notwithstanding anything to the contrary herein, the following provisions shall apply with respect to any AMC Employee that becomes a CVC Transferee Employee on or after the Distribution Date (or in advance of the Distribution Date if such transfer was in connection with the Distribution) and before the First Anniversary:
     (i) AMC shall pay to CVC (A) any unpaid annual cash incentive award established under any cash incentive plan maintained by AMC (the “AMC CIP”) for the calendar year prior to the year in which the transfer occurs, and (B) a pro-rata portion of any annual cash incentive award established under the AMC CIP for the calendar year in which the transfer occurs, based upon the number of days in the applicable calendar year prior to the transfer. Such amount shall be based on the then current annual target bonus of such employee as well as business unit performance as determined by the Compensation Committee of AMC in its sole discretion, but without adjustment for individual performance, and shall be payable to CVC promptly after the determination of such amounts by the Compensation Committee of AMC. CVC shall pay such amount to the applicable AMC Employees as soon as practicable after the receipt thereof.
     (ii) CVC shall provide any such AMC Employee with an annual cash incentive opportunity for the year in which such transfer occurs equal to that provided to similarly situated CVC Employees, calculated on a pro-rata basis based upon the number of days in the applicable calendar year on and after the transfer date. Such amount shall be payable at the time such annual incentive plan payments are paid to CVC Employees.
     (iii) AMC shall pay to CVC, on or after the date of transfer, the portion of any long-term cash-incentive award established under the AMC CIP that has accrued but not yet been paid up to the date of transfer. CVC shall refund to AMC any portion of such amount to the extent it relates to an award that is ultimately forfeited by such employee without payment (such refund, if any, to occur promptly after a forfeiture of any such award).
     (f) Accrued Corporate Cash Incentive Plan Liability. AMC shall pay to CVC the portion of the accrued liability for outstanding long-term cash incentive awards for CVC corporate employees which is accrued on the AMC books as of the Distribution Date. Such payment shall be made through an intercompany settlement on the Distribution Date.
     Section 8.2 Individual Arrangements.
     (a) CVC Individual Arrangements. CVC acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the CVC Group or AMC Group to any CVC Participant.
     (b) AMC Individual Arrangements. AMC acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the CVC Group or AMC Group to any AMC Participant.
     (c) Shared Executives.
     (i) For purposes of this Agreement, for so long as any executive is employed by both CVC and AMC, such executive shall be considered to be a CVC Employee with respect to all amounts and awards outstanding as of the Distribution Date. AMC shall not be responsible for any costs associated with any annual or long-term cash or equity incentive award outstanding as of the Distribution Date with respect to any such executive.
     (ii) To the extent an executive is employed by both CVC and AMC and receives any life, accidental death and dismemberment or business travel accident insurance benefits through each employer from the same insurance carrier that are subject to an aggregate cap, CVC will have full responsibility for any Liabilities associated with such benefits. Notwithstanding the foregoing, in the event that CVC and AMC no longer use the same carrier for such benefits, CVC and AMC will each be responsible for any Liabilities associated with insurance benefits provided by CVC or AMC, as applicable.
     (d) Effect of the Distribution on Severance. The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any AMC Participant for purposes of any policy, plan, program or agreement of CVC or AMC or any member of the CVC Group or AMC Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
     Section 8.3 Non-Competition. For the purpose of any non-compete provision in any CVC Plan, AMC shall not be regarded as a “competitive entity.” For the purpose of any non-compete provision in any AMC Plan, CVC shall not be regarded as a “competitive entity.” This Section 8.3 shall apply only so long as CVC and AMC remain under common Control.

     Section 8.4 Director Programs. CVC shall retain responsibility for the payment of any fees and CVC RSUs payable in respect of service on the CVC Board of Directors that are payable but not yet paid as of the Distribution Date, and AMC shall have no responsibility for any such payments (to an individual who is a member of the CVC Board of Directors as of the Distribution Date or otherwise).
     Section 8.5 Cable, Online and Voice Employee Benefits. In addition to CVC’s obligations under the Transition Services Agreement (as defined in the Distribution Agreement) with respect to AMC Employees regarding certain continued cable television, online and voice services and benefits, CVC shall continue to provide the employee product benefit to those Former AMC Employees receiving the employee product benefit as of the Distribution Date at the same level provided to such individuals as of such date, and AMC shall reimburse CVC for the actual cost, if any, incurred by CVC in continuing to provide those benefits to such Former AMC Employees.
     Section 8.6 Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification. All Liabilities retained or assumed by or allocated to CVC or the CVC Group pursuant to this Agreement shall be deemed to be “Cablevision Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement, including the indemnification provisions set forth therein, and all Liabilities retained or assumed by or allocated to AMC or the AMC Group pursuant to this Agreement shall be deemed to be “AMC Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement, including the indemnification provisions set forth therein.
ARTICLE X
GENERAL AND ADMINISTRATIVE
     Section 10.1 Sharing of Information. CVC and AMC (acting directly or through their respective Subsidiaries) shall promptly provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Plans, timely respond to audit requests, to assist AMC in obtaining its own insurance policies to provide benefits under AMC Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 10.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Section 4.4 of the Distribution Agreement.
     Section 10.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to take promptly, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority. Each of the Parties hereto shall be entitled to rely in good faith on information provided by the other Party and the receiving Party shall not be responsible for any delays or liability arising from missing, delayed, incomplete, inaccurate or outdated information and data which is provided by the other Party pursuant to this Agreement.
     Section 10.3 Non-Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any CVC Employee or AMC Employee or other CVC Participant or AMC Participant under any CVC Plan or AMC Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any CVC Participant or AMC Participant or either of their respective Subsidiaries) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any CVC Employee, Former CVC Employee, AMC Employee or Former AMC Employee, any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.
     Section 10.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.
     Section 10.5 Access to Employees. Following the Distribution Date, CVC and AMC shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the CVC Group and any member of the AMC Group) to which any employee, director or Plan of the CVC Group or AMC Group is a party and which relates to their respective Plans prior to the Distribution Date.
     Section 10.6 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to AMC Participants under CVC Plans shall be transferred to and be in full force and effect under the corresponding AMC Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant AMC Participant.
     Section 10.7 Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any CVC Plan or AMC Plan.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Effect If Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to by CVC and AMC in a written instrument executed after the execution of this Agreement and neither Party shall have any Liability to the other Party under this Agreement.

     Section 11.2 Complete Agreement; Construction. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
     Section 11.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.
     Section 11.5 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
To Cablevision:
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attention: General Counsel
To AMC:
AMC Networks Inc.
11 Penn Plaza
New York, New York 10001
Attention: General Counsel
     Section 11.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
     Section 11.7 Amendments. Subject to the terms of Sections 11.8 and 11.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
     Section 11.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.
     Section 11.9 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent expressly provided herein, their respective Subsidiaries and Affiliates, and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right of any kind. Without limiting the effect of the foregoing, this Agreement shall not confer any rights of any kind on, or any duty of any party with respect to, any CVC Participant, AMC Participant, or person alleging such status.
     Section 11.10 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
     Section 11.11 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
     Section 11.12 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     Section 11.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND WITHOUT REGARD TO ITS CHOICE OF LAWS PRINCIPLES.
     Section 11.14 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
     Section 11.15 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

     Section 11.16 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CABLEVISION SYSTEMS CORPORATION
By:
Name:
Title:

AMC NETWORKS INC.
By:
Name:
Title:

[Signature Page to Employee Matters Agreement]

CVC Health & Welfare Plans
Cablevision CHOICEPlus Medical Plan
Cablevision Dental Plan
Cablevision Vision Plan
Cablevision Group Legal Plan
Cablevision Short-Term Disability Program
Cablevision Long-Term Disability Plan
Cablevision Life and AD&D Plan
Cablevision Employee Assistance Plan
Cablevision Transportation Plan
Cablevision College Savings Plan
Cablevision Fresh Start Policy